EXHIBIT 99.77Q2


SUB - ITEM 77Q2.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the copies of Section 16(a) forms furnished to the Fund, or written representations that no Forms 5 were required, the Fund believes that during 2006 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that certain officers of the Adviser (Geoffrey P. Dybas, Deborah A. Jansen, Connie M. Luecke and Randle L. Smith) were late in filing their Form 3 statements. All such forms have now been filed.